Exhibit 10.1

November 1, 2005

Mr. L. Kevin Kelly

Woodcote House

14a Fairmile Avenue

Cobham

Surrey

KT11 2JB

Dear Kevin:

On behalf of Heidrick & Struggles International, Inc. (the “Company”), I am pleased to confirm the terms of your employment arrangement in this letter agreement (the “Agreement”).

1.	Term. Your employment under this Agreement shall have the effective commencement date of July 1, 2005 (the “Effective Date”) and shall continue for twenty-four (24) months, expiring on July 1, 2007 (the “Initial Term”), unless further extended or sooner terminated as provided in this Agreement. The term of this Agreement will be extended automatically for successive one (1) year periods after the expiration of the Initial Term, on the same terms and conditions set forth in this Agreement, or on such terms and conditions to which parties hereto may agree in writing, unless either party notifies the other in writing not less than one month prior to the end of the Initial Term, or of any extension thereof, of its or his desire to terminate this Agreement upon the conclusion of the Initial Term or extension thereof of this Agreement. The Initial Term together with any extensions shall be defined as the “Term” of this Agreement.

2.	Title and Duties. During the term of this Agreement, you will serve as President Europe, Middle East and Africa (“EMEA”) of Heidrick & Struggles International, Inc., reporting to the Chief Executive Officer of the Company, with such duties and responsibilities as are customarily assigned to such position, and such other duties and responsibilities not inconsistent therewith as may from time to time be assigned to you by the Chief Executive Officer. You agree that you will devote your full time, energy, and skill to the business of the Company and to the promotion of the Company’s best interest, and shall not work or perform services for any other employer as an employee, consultant or otherwise during the Term.

3.	Compensation.

(a)	Base Salary. You will receive a monthly Base Salary (Fee/SOB salary) of $25,000.00, which is $300,000.00 annually, inclusive of an annual cash car allowance of $14,500.00. Your base salary is subject to review after 24 months.

(b)	Management Salary. In addition to your Base Salary, you will be entitled to an annual Management Salary of $425,000.000, payable in twelve equal monthly installments at the end of each month, minus deductions required by law. Your management salary is distinct from your base salary and is not applied against the relevant Fee/SOB tiers.

(c)	Target Management Bonus. You will be eligible for an annual Management Bonus of $425,000.00. You will also participate in the Company’s Management Incentive Plan (Tier I).

(d)	Target Fee/SOB Bonus. You will be eligible for an annual Fee/SOB Bonus of $550,000.

(e)	Guaranteed Annual Compensation. For the financial year 2005, you are guaranteed that your combined Base Salary (Fee/SOB salary), Management Salary, Fee/SOB Bonus, and Management Bonus will be at least $1,750,000.00. For the financial year 2006, you are guaranteed that your combined Base Salary (Fee/SOB salary), Management Salary, Fee/SOB Bonus and Management Bonus will be at least $1,500,000.00.

(f)	General Provisions Regarding Bonuses. Except as explicitly set forth herein, all bonuses, including the Management Bonus and Fee/SOB Bonus, are discretionary and are not earned until approved by the Compensation Committee and/or Board of Directors of the Company. Bonuses will be payable only if you are in the Company’s employ and not on notice on the regular bonus payment date.

(g)	Incentive Compensation and Other Plans. You will be entitled to participate in other management compensation plans, including the Management Stock Option Plan, the Change in Control Severance Plan at Tier I and the Severance Pay Plan as a Top Employee, as such plans may be amended from time to time.

4.	Benefits. You will be eligible to participate in the Company’s benefit programs at the same level as other senior executives of the Company on your effective date. Our benefits program includes group health, dental, vision, life/AD&D, long-term disability, short-term disability salary continuation, paid holidays, Flexible Spending Account, and the Heidrick & Struggles, Inc. 401(k) Profit-Sharing and Retirement Plan. You will also be eligible to participate in the Company’s Physical Examination and Financial Planning Program. Your eligibility for all such programs and plans is determined under the terms of those programs/plans. Any discrepancy between this summary and the company’s plan documents will be resolved in favor of the plan documents. Our benefits program, compensation programs, and policies are reviewed from time to time by Company management and may be modified, amended, or terminated at any time.

5.	Expenses. The Company will reimburse you for your business expenses in accordance with its policies.

6.	Secondment. You will be assigned to work in the Company’s office in London, England, though the Company reserves the right to require you to work from another location on a temporary basis or to transfer you to another office or to an affiliated company. Your assignment is expected to continue for a maximum of two years unless we otherwise mutually agree. At the conclusion of your assignment, the Company will make reasonable efforts to assign you to a mutually agreeable position within the Company and its related Companies. The Company will provide you with relocation benefits per Company policy for whatever that next assignment might be should it be outside the United Kingdom. If no mutually agreeable position is found, the Company will provide you with severance pursuant to Company policy as then in effect, and pay for you to relocate back to the United States according to the company relocation policy in operation at that time. In addition to your regular compensation, as set forth in Section 3 of this Agreement, during the time you are assigned to the Company’s London office you will be eligible for the following expatriot benefits:

(a)	Relocation Expenses. The Company will reimburse you for the following expenses related to your relocation:

•	Reasonable moving expenses for normal household goods from Tokyo to London, including the cost of moving two vehicles.

•	Reasonable necessary additional fit-out costs for your accommodation.

•	Business class flights for you and those family members who will be relocating with you.

It is anticipated that the total cost will be no more than £20,000 and will be reimbursed to you subject to the provision of actual expenses invoiced.

(b)	Housing Expenses. The Company will rent or lease on your behalf accommodation of your choice within commuting distance of London and will contribute up to a maximum value of £6,890 per calendar month towards your housing costs (covering rent, management fees, government rates and utilities). The Company will recover from you on a monthly basis any amount that it spends on your behalf over and above this figure. The Company will also cover any realtor brokerage costs and deposit requirements related to your housing.

During the period before you locate permanent housing, the Company will provide appropriate transitional accommodation in either a hotel or serviced apartment for a period estimated to be one month. Other than as set forth herein, the costs associated with providing you housing will not be deducted from your compensation.

(c)	Education Expenses. The Company will reimburse you for incremental school fees for your children, over and above those fees you would otherwise have incurred in the United States had you not moved to London, up to a maximum of £50,000 per year for all of your children.

(d)	Home Leave/Emergency Leave. For every 12-month period during the term of your assignment the Company will provide you with one round trip business class airline ticket for each member of your immediate family that relocated with you for the purposes of home leave to the United States.

You will be allowed reasonable time off to attend to personal emergencies, such as death or critical illness of a family member.

The Company will cover the cost of transportation in certain situations of personal emergencies, including individual medical crises that require US treatment.

(e)	Income and Ward Tax Reimbursement. The Company will reimburse you for any tax or social charge liabilities that may arise in respect to the expatriot benefits provided hereunder. In addition,

the Company agrees to pay the 2004 Ward Tax that was required as a result of the timing of your relocation from Tokyo. The Company will also pay for its tax advisors to complete your annual income tax returns for the period of your secondment.

(f)	During your secondment, you may elect to have some or all of your base salary paid in Pounds Sterling, rather than in U.S. Dollars. For administrative and financial purposes, an exchange rate of £1 = $1.815 will be fixed for the Term and such payments will be based on this exchange rate. However, should the average exchange rate for 2005 prove to differ from this rate by more than 10% in either direction, the 2005 average exchange rate will be applied for 2006.

7.	Compliance with Policies. Subject to the terms of this Agreement, during the Term, you agree that you will comply in all material respects with all policies and procedures applicable to similarly situated employees of the Company, generally and specifically.

8.	Termination of Employment.

(a)	Employment At Will. You will be an “employee at will” of the Company, meaning that either party may terminate the employment relationship at any time for any reason (with or without cause or reason) upon written notice to the other party. A period of notice shall only be required if it is expressly provided in writing under written Company employment policies in effect at the time of such termination.

(b)	No Notice Period in Case of Termination for Cause. Notwithstanding any period of notice under written Company employment policies in effect at the time of termination, the Company shall have the right to terminate your employment for cause immediately upon written notice. For purposes of this Agreement, “cause” shall mean any of the following: (i) your engagement, during the performance of your duties hereunder, in acts or omissions constituting dishonesty, fraud, intentional breach of fiduciary obligation or intentional wrongdoing or malfeasance; (ii) your conviction for a felony; (iii) your violation or breach of any provision of this Agreement; (iv) your unauthorized use or disclosure of confidential information pertaining to the Company’s business; (v) your engagement in conduct causing demonstrable injury to the Company or its reputation; (vi) your unreasonable failure or refusal to perform your duties as the Company reasonably requires, to meet goals reasonably established by the Company, or to abide by the Company’s policies for the operation of its business, and the continuation thereof after the receipt by you of written notice from the Company; (vii) your illegal use of drugs or use of alcohol or intoxication on work premises, during working time, or which interferes with the performance of your duties and obligations on behalf of the Company; or (viii) your death.

(c)	Compensation and Benefits Upon Termination. Upon the termination of your employment, you will be paid your Base Salary and Management Salary up through your last day of work (the “Termination Date”), and any other amounts required by law. In the event that you terminate your employment or in the event that the Company terminates your employment for cause as defined in this Agreement, you will not be entitled to any of the benefits contemplated herein to extend beyond your employment, unless otherwise provided by relevant plan documents. In addition, if you terminate your employment or if the Company terminates your employment for cause you will not be eligible for moving expenses for which you might otherwise have been eligible, except that, in the case of your death, the Company will pay moving expenses to return your immediate family to the United States.

(d)	Return of Materials. Upon the termination of your employment, you agree to return to the Company, all Company property, including all materials furnished to you during your employment (including but not limited to keys, computers, automobiles, electronic communication devices, files and identification cards) and all materials created by you during your employment. In addition, you agree that upon the termination of your employment you will provide the Company with all passwords and similar information which will be necessary for the Company to access materials on which you worked or to otherwise continue in its business.

9.	Confidentiality. In the course of your employment with the Company you will be given access to and otherwise obtain knowledge of certain trade secrets and confidential and proprietary information pertaining to the business of the Company and its affiliates. During the term of your employment with the Company and thereafter, you will not, directly or indirectly, without the prior written consent of the

Company, disclose or use for the benefit of any person, corporation or other entity, or for yourself, any trade secrets or other confidential or proprietary information concerning the Company or its affiliates, including, but not limited to, information pertaining to their clients, services, products, earnings, finances, operations, marketing, methods or other activities; provided, however, that the foregoing shall not apply to information which is of public record or is generally known, disclosed or available to the general public or the industry generally (other than as a result of your breach of this covenant or the breach by another employee of his or her confidentiality obligations). Notwithstanding the foregoing, you may disclose such information as is required by law during any legal proceeding or to your personal representatives and professional advisers as is required for purposes of rendering tax or legal advice, and, with respect to such personal representatives and professional advisers, you shall inform them of your obligations hereunder and take all reasonable steps to ensure that such professional advisers do not disclose the existence or substance thereof. Further, you shall not, directly or indirectly, remove or retain, and upon termination of employment for any reason you shall return to the Company, any records, computer disks or files, computer printouts, business plans or any copies or reproductions thereof, or any information or instruments derived therefrom, arising out of or relating to the business of the Company and its affiliates or obtained as a result of your employment by the Company.

10.	Non-Solicitation/Non-Competition. Without the prior written consent of the Company, during the term of your employment with the Company and for a period of six-months after the termination of your employment with the Company, you shall not (i) become engaged in or otherwise become interested in, whether as an owner, officer, employee, consultant, director, stockholder, or otherwise, any company, enterprise or entity that provides or intends to provide services similar to those provided by the Company in the geographical area which you served during your employment with the Company; (ii) directly or indirectly solicit or assist any other person in soliciting any client of the Company with whom you had contact during your employment with the Company, about which you learned confidential information during your employment with the Company, or whose account you oversaw during your employment with the Company or (iii) directly or indirectly solicit or hire, or assist any other person in soliciting or hiring, any employee of the Company or its affiliates (as of your termination of employment with the Company) or any person who, as of such date, was in the process of being recruited by the Company or its affiliates, or induce any such employee to terminate his or her employment with the Company or its affiliates. The provisions of this Section 10 shall be in addition to any restrictive covenants that are set forth in or otherwise required by Company benefit plans, including but not limited to the Change in Control Severance Plan and the Severance Pay Plan. In the case of a discrepancy between this Section and any such restrictive covenant, the more restrictive language will apply.

11.	Other Legal Matters.

(a)	No Other Agreements/Obligations. You have advised the Company that your execution and performance of the terms of this Agreement do not and will not violate any other agreement binding on you or the rights of any third parties and you understand that in the event this advice is not accurate the Company will not have any obligation to you under this Agreement.

(b)	United States Employment. You will be an employee of the Company’s United States operations and agree that your employment with the Company shall be governed by the laws of the United States of America and the State of Illinois.

(c)	Arbitration. Any controversy or claim arising out of or relating to this Agreement or for the breach thereof, or your employment, including without limitation any statutory claims (for example, claims for discrimination including but not limited to discrimination based on race, sex, sexual orientation, religion, national origin, age, marital status, handicap or disability; and claims relating to leaves of absence mandated by state or federal law), breach of any contract or covenant (express or implied), tort claims, violation of public policy or any other alleged violation of statutory, contractual or common law rights (and including claims against the Company’s officers, directors, employees or agents) if not otherwise settled between the parties, shall be conclusively settled by arbitration to be held in Chicago, Illinois, in accordance with the American Arbitration Association’s Employment Dispute Resolution Rules (the “Rules”). Arbitration shall be the parties’ exclusive remedy for any such controversies, claims or breaches. The parties also consent to personal jurisdiction in Chicago, Illinois with respect to such arbitration. The award resulting from such arbitration shall be final and binding upon both parties. This Agreement shall be governed by the laws of the United States of America and the State of Illinois without regard to any conflict of law provisions of any jurisdiction. You and the Company hereby waive the right to pursue any claims, including but not limited to employment termination—related claims, through civil litigation outside the arbitration procedures of this provision, unless otherwise required by law. You and the Company each have the right to be represented by counsel with respect to arbitration of any dispute pursuant to this paragraph. The arbitrator shall be selected by agreement between the parties, but if they do not agree on the selection of an arbitrator within 30 days after the date of the request for arbitration, the arbitrator shall be selected pursuant to the Rules. With respect to any Claim brought to arbitration hereunder, both you and the Company shall be entitled to recover whatever damages would otherwise be available to you/it in any legal proceeding based upon the federal and/or state law applicable to the Claim, except that parties agree they shall not seek any award for punitive damages for any claims they may have under this Agreement. The decision of the arbitrator may be entered and enforced in any court of competent jurisdiction by either the Company or Employee. Each party shall pay the fees of their respective attorneys (except as otherwise awarded by the arbitrator), the expenses of their witnesses and any other expenses connected with presenting their cases, other costs, including the fees of the mediator, the arbitrator, the cost of any record or transcript of the arbitration, and administrative fees, shall be borne equally by the parties, one-half by you, on the one hand, and one-half by the Company, on the other hand. Should you pursue any dispute or matter covered by this section by any method other than said arbitration, the Company shall be entitled to recover from you all damages, costs, expenses, and attorneys’ fees incurred as a result of such action. The provisions contained in this Section shall survive the termination and/or expiration of this Agreement.

(d)	Notice. All notices and other communications under this Agreement shall be in writing to you at the above-referenced address or to the Company at its Chicago Headquarters, directed to the attention of the General Counsel.

(e)	Full and Complete Agreement. This letter Agreement contains our entire understanding and can be amended only in writing and signed by the Chief Executive Officer or General Counsel. This Agreement supercedes any and all prior agreements, whether written or oral, between you and the Company, that are not specifically incorporated by reference herein. You specifically acknowledge that no promises or commitments have been made to you that are not set forth in this letter.

(f)	Severability. If any provision of this Agreement or the application thereof is held invalid, such invalidity shall not affect other provisions or applications of this Agreement that can be given effect without the invalid provision or application and, to such end, the provisions of this Agreement are declared to be severable.

(g)	Survival of Provisions. The provisions of Sections 8 (c) and (d) and 9 through 11 of this Agreement shall survive the termination of your employment with the Company and the expiration or termination of this Agreement.

We look forward to your continued employment with the Company.

Yours sincerely,

Thomas J. Friel

I hereby accept the terms and conditions of employment as outlined above:

/s/ L. Kevin Kelly	November 1, 2005
L. Kevin Kelly	Date

cc:	K. Steven Blake